Exhibit 3.1

CERTIFICATE OF INCREASE

OF

SHARES DESIGNATED

AS

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

* * * * *

TranSwitch Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

That a Certificate of the Designations, Preferences and Rights of the Preferred Stock, Series A Junior Participating Preferred Stock, was filed in the office of the Secretary of State on November 6, 2001.

That the Board of Directors of said corporation by the unanimous written consent of its members dated April 5, 2005, filed with the minutes of the Board, duly adopted a resolution authorizing and directing an increase in the number of shares designated as Series A Junior Participating Preferred Stock of the corporation, from 100,000 shares to 200,000 shares, in accordance with the provisions of section 151 of The General Corporation Law of the State of Delaware.

This Certificate of Increase of Shares shall be effective on April 19, 2005.

IN WITNESS WHEREOF, said TranSwitch Corporation has caused this certificate to be signed by Peter J. Tallian, its Senior Vice President and Chief Financial Officer this 19th day of April, 2005.

TRANSWITCH CORPORATION

By:	/s/ Peter J. Tallian
Name:	Peter J. Tallian
Title:	Senior Vice President and
Chief Financial Officer